Exhibit 99(a)

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Financial Statements for the years ended

December 31, 2010 and 2009

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

December 31, 2010 and 2009

Table of Contents

Page (s)

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2010 and 2009	2

Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2010 and 2009	3

Notes to Financial Statements	4

Supplemental Schedules Required by the Department of Labor *:

Schedule H, line 4(i) — Schedule of Assets (Held at End of Year)	14

* Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (“ERISA”) have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

White Mountains Holding Company, Inc. 401(k) Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of White Mountains Holding Company, Inc. 401(k) Savings and Investment Plan (the “Plan”) at December 31, 2010 and 2009, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedule of Assets (Held at End of Year) as of December 31, 2010 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  This supplemental schedule is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/PricewaterhouseCoopers LLP

New York, NY

June 17, 2011

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Statements of Net Assets Available for Benefits

As of December 31, 2010 and 2009

	2010	2009
Investments
Investments, at fair value	$27,230,124	$24,205,726

Receivables:
Employer contributions	25,454	32,248
Participant contributions	54,989	54,222
Notes receivable from participants	304,719	427,900
Total receivables	385,162	514,370
Net assets available for benefits at fair value	27,615,286	24,720,096

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	—	334,586
Net assets available for benefits	$27,615,286	$25,054,682

See accompanying notes to the financial statements.

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Statements of Changes in Net Assets Available for Benefits

For the Years Ended December 31, 2010 and 2009

	2010	2009
Additions to net assets attributed to:
Interest and dividend income	$626,192	$534,374
Net appreciation in fair value of investments	1,863,482	3,949,626
Net investment gains	2,489,674	4,484,000

Contributions:
Employer contributions	982,478	1,155,315
Participant contributions and rollovers	1,512,617	1,877,153
Total contributions	2,495,095	3,032,468

Deductions from net assets attributed to:
Benefits paid to participants	2,443,801	4,287,569
Other (increases)/decreases	(19,636)	190
Total deductions	2,424,165	4,287,759
Net increase in net assets available for benefits	2,560,604	3,228,709

Net assets available for benefits:
Beginning of year	25,054,682	21,825,973
End of year	$27,615,286	$25,054,682

See accompanying notes to the financial statements.

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

1.              The Plan

Description of Plan

The following brief description of the White Mountains Holding Company, Inc. 401(k) Savings and Investment Plan (the “Plan”)  is provided for general information purposes only.  Participants should refer to the Plan agreement for more complete information.  Participants in the Plan include employees of White Mountains Holding Company, Inc. (“White Mountains Holding”), and a limited number of employees domiciled in the United States of America of White Mountains Insurance Group, Ltd. (“White Mountains”).  White Mountains Holding and White Mountains are collectively referred to as “the Company.”

The Plan is a defined contribution plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).  Employees may elect to defer from 1% to 25% of their base salary (limited to 12% for highly compensated employees), or an annual maximum of $16,500 for 2010 and 2009.  Participants age 50 and over are also allowed to make catch-up contributions of $5,500 in 2010 and 2009.  The Company provides matching contributions equal to 100% of an employee’s elective contribution up to 6% of an employee’s contributed compensation (limited to an annual maximum of $14,700).  The Company may also make additional discretionary contributions to the Plan; however, no such contributions were made in 2010 or 2009.

The Plan is sponsored and administered by White Mountains Holding (the “Plan Administrator”).  The Plan Administrator has appointed Bank of America Merrill Lynch, N.A. (“the Trustee”) as trustee who is responsible for the management of the Plan’s assets.  Expenses related to the administration of the Plan are paid by the Company.

Eligibility and Participation

Employees of the Company, of at least 18 years of age, are eligible for participation in the Plan on their date of hire with matching Company contributions to begin on the first anniversary of the date of hire.

Rollover contributions represent vested account balances transferred by participants of the Plan from third party defined contribution plans.

Vesting

Participants are always 100% vested in employee contributions and rollover contributions plus net investment income/losses earned on these amounts.

The Plan provides for full (100%) vesting of the Company’s contributions.  Participants become vested in Company contributions based on years of services as follows:

Years of Service	Percentage
1	0%
2	25%
3	50%
4	75%
5	100%

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

Transfers

Participants are permitted to change their investment interests on a daily basis subject to certain limitations.

Forfeitures

Plan participants who terminate employment for reasons other than retirement, death, or disability will receive the vested portion of their account only.  Amounts forfeited due to terminations of employment are included in the total investments of the Plan and will be used to reduce the Company’s future contributions to the Plan.  The unallocated forfeiture amounts were $10,222 and $26,859 for 2010 and 2009, respectively.  Also, in 2010 and 2009, employer’s contributions were reduced by $76,496 and $49,807, respectively, from forfeited accounts.

Notes Receivable from Participants

The Plan allows participants to borrow not less than $1,000 and a maximum of 50% of their vested balance or $50,000, whichever is less.  The loans are collateralized by the participant’s vested balance.  Such loans bear interest at approximately 1% - 3% above the prime rate.  The Plan’s general purpose loan term is a minimum of 1 year and a maximum of 5 years.  If the loan is used for the purchase of a principal residence the term of the loan is generally longer.  In most cases, the participant must complete repayment before they retire or separate from service.  The interest rates on participant loans outstanding at December 31, 2010 and 2009 range from 4.25% to 9.25%.

Accounting Standards Update (“ASU”) No. 2010-25, Plan Accounting — Defined Contribution Pension Plans (Topic 962), requires loans to participants to be disclosed as notes receivable.  Notes receivable from participants are valued at cost plus accrued interest, less principal pay downs, which approximates fair value.  Notes receivable from participants are $304,719 and $427,900 as of December 31, 2010 and 2009, respectively.

Payment of Benefits

Each participant’s accrued benefits, including allocations of Plan earnings, may be paid to the participant upon retirement, death, disability, resignation, discharge, or proven hardship. The normal form of benefit payable under this Plan is a lump sum.

Asset Management

The Trustee of the Plan is also the record keeper and custodian of the Plan’s assets.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right, under the Plan, to suspend contributions, to discontinue contributions, or to terminate the Plan at any time.  In the event of termination, the accounts of the members of the Plan are fully vested and non-forfeitable.

Plan Withdrawals

During 2009, the Company substantially completed a reorganization of its reinsurance operations whereby employees of White Mountains Holding and its affiliates terminated as part of the reorganization were given the option of leaving their balances in the Plan or withdrawing them. The employees who elected distribution payouts received $2,021,541 in 2009.  As of December 2009, participants terminated in the 2009 reorganization had a vested balance in the Plan of $2,539,408.

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

During 2010, participants terminated in the reorganization who elected distribution payouts received $1,358,869 and as of December 2010, had a vested balance in the Plan of $1,220,630.

2.            Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statements of net assets available for benefits and changes in net assets available for benefits have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the changes in net assets available for benefits during the reporting period.  Actual results could differ from those estimates.

The Plan presents in the statements of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and unrealized appreciation (depreciation) on those investments.

Risks and Uncertainties

The Plan provides for investment options in mutual funds and other investment securities as described in detail in Note 4: Investments.  Investment securities are exposed to various risks, such as interest rate risk, market risk and credit risk.  Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

Investment Valuation

The Plan adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures.  The Standard provides a revised definition of fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value information. Under the Standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an exit price). The Standard establishes a fair value hierarchy that distinguishes between inputs based on market data from independent sources (“observable inputs”) and a reporting entity’s internal assumptions based upon the best information available when external market data is limited or unavailable (“unobservable inputs”). The fair value hierarchy in the Standard prioritizes fair value measurements into three levels based on the nature of the inputs. Quoted prices in active markets for identical assets or liabilities have the highest priority (“Level 1”), followed by prices determined based on observable inputs including prices for similar but not identical assets or liabilities (“Level 2”) and followed by prices based on assumptions that include significant unobservable inputs, having the lowest priority (“Level 3”).

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

Investment in the Merrill Lynch Retirement Preservation Trust

On October 6, 2010, Bank of America Merrill Lynch Retirement Preservation Trust (“RPT”) approved a resolution to terminate the RPT and commence liquidation of its assets.  The RPT changed from a stable value fund to a short-term bond fund.  The RPT adopted a liquidation basis of accounting in conformity with accounting principles generally accepted in the United States of America.  The change in the accounting method required the RPT to recognize an unrealized loss of the difference between the contract value of the contracts and the fair value of the underlying securities. The most significant change was the elimination of the RPT’s wrap contracts and the change from contract value to fair value accounting.

During 2009, the Plan’s investment in the RPT was fully benefit-responsive and therefore, contract value was the relevant measurement attribute for that portion of the net assets available for benefits attributable to the fund.  Contract value, as reported to the Plan by the trustee, represented contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses.  The RPT investments during 2009 included traditional guaranteed investment contracts (“GICs”), wrapped portfolios of fixed income investments (“synthetic GICs”), and wrapper contracts. Collectively, these are referred to as investment contracts. Gains and losses on these investment contracts were converted into income through the interest crediting rate. The crediting rate could be adjusted periodically and was usually adjusted monthly or quarterly, but in no event was the crediting rate less than zero.  The average yields earned by the RPT were approximately 2.35% and the crediting interest rates were approximately 2.57% for 2009.

Payment of Benefits

Benefits are recorded when paid.

Recently Adopted Changes in Accounting Principles

On September 2010, FASB issued ASU No. 2010-25, Plan Accounting — Defined Contribution Pension Plans (Topic 962), which requires that participant loans be classified as notes receivable from participants, which are segregated from plan investments and measured at their unpaid principal balance plus any accrued but unpaid interest.  The amendments to this update were applied retrospectively to all prior periods presented.

The Plan adopted ASU 2010-06, Improving Disclosures about Fair Value Measurements (included in ASC 820-10), effective December 31, 2010. The Standard clarifies existing disclosure requirements for fair value measurements and requires the disclosure of (1) the amounts and nature of transfers in and out of Level 1 and Level 2 measurements; (2) purchase, sale, issuance and settlement activity for Level 3 measurements presented on a gross rather than a net basis; (3) fair value measurements by Level presented on a more disaggregated basis, by asset or liability class; and (4) more detailed disclosures about inputs and valuation techniques for Level 2 and Level 3 measurements for interim and annual reporting periods. The adoption of this Statement did not have a material impact on its financial statements.

3.            Income Taxes

On January 26, 1994, the Plan received its most recent letter of determination from the Internal Revenue Service on its qualification under sections 401(a) and 401(k) of the Internal Revenue Code.

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

The Plan has subsequently been amended; however, the Plan Administrator and the Plan’s counsel believe that the Plan continues to be designed and operated in accordance with the requirements for qualification.

In accordance with GAAP, the Plan administrator is required to evaluate tax positions taken by the Plan.  There are no uncertain tax positions taken or expected to be taken that would require recognition of a liability or asset or disclosure in the financial statements.  The plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

4.            Investments

Investments, at fair value, that represent 5% percent or more of the Plan’s net assets at December 31, 2010 and 2009 are separately identified as follows:

	2010	2009
Bank of America Merrill Lynch Retirement Preservation Trust	$5,034,958	$4,514,496
BlackRock Global Alloc Instl	2,806,810	1,536,543
PIMCO Total Return Fund	2,663,196	2,241,259
American Funds Growth Fund of America*	2,438,617	930,575
Blackrock S&P 500 Index Fund	2,219,951	1,924,600
Davis New York Venture Fund Incorporated	1,728,349	1,618,746
White Mountains Insurance Group, Ltd.	1,692,541	1,613,269
Thornburg International Value Fund*	1,465,109	1,207,585

* The investment did not represent 5% or more of the Plan’s net assets at December 31, 2009.

Each participant account is credited with the participant’s contributions, which include amounts transferred from other plans (i.e., rollovers).

The Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $1,863,482 and $3,949,626 in 2010 and 2009, respectively.

	2010	2009
Mutual Funds	$1,844,143	$3,556,874
White Mountains common stock	19,339	392,752
	$1,863,482	$3,949,626

Valuation Hierarchy

The accounting standard on fair value measurement establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The Plan’s investments are stated at fair value. Many factors are considered in arriving at fair market value. Shares of company stock, preferred stock and common stock are valued at quoted market prices on the last business day of the Plan year.  Registered investment companies (mutual funds) are valued at the net asset value as reported by the fund at year end. Units of common/collective trust funds are valued based on information reported by the investment advisor using the audited financial statements of the collective trust at year-end.

Purchases and sales are recorded on a trade-date basis.  Interest income is recognized on an accrual basis and dividends are recorded on the ex-dividend date.  Net appreciation (depreciation) reflects the Plan’s gains and losses on investments held and investments sold during the year.

The Plan provides for participant directed investment programs with Bank of America Merrill Lynch as well as the option for self-directed equity investments, to enhance options available to employees.  Additionally, participants have the option to invest in the publicly traded common shares of White Mountains (NYSE: “WTM”).  A description of the investment funds of the Plan is set forth in each fund’s prospectus.

Mutual fund account balances are recorded at net asset value and increase and decrease with contributions, withdrawals and realized and unrealized gains and losses from the assets in the accounts.  The value of each mutual fund account is determined at the close of each business day based on market values of the underlying assets.

The following table presents the Plan’s financial instruments carried at fair value as of December 31, 2010, by the accounting standard valuation hierarchy (as described above):

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

	December 31, 2010
	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Mutual funds:
Index funds	$2,219,951	$2,219,951	$—	$—
Balanced funds	2,806,810	2,806,810	—	—
Growth funds	10,689,213	10,689,213	—	—
Fixed income funds	3,610,195	3,610,195	—	—
Total mutual funds	19,326,169	19,326,169	—	—
White Mountains Insurance Group, Ltd.	1,692,541	1,692,541	—	—
Self-directed brokerage accounts	852,290	852,290	—	—
Common/collective trust	5,034,958	—	5,034,958	—

Total assets at fair value	$26,905,958	$21,871,000	$5,034,958	$—

Total assets at fair value in the table above equal total investments as shown on the statements of net assets available for benefits, excluding cash of $324,166.

The following table presents the Plan’s financial instruments carried at fair value as of December 31, 2009, by the accounting standard valuation hierarchy (as described above):

	December 31, 2009
	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Mutual funds:
Index funds	$2,321,255	$2,321,255	$—	$—
Balanced funds	2,370,904	2,370,904	—	—
Growth funds	9,643,344	9,643,344	—	—
Fixed income funds	2,967,003	2,967,003	—	—
Total mutual funds	17,302,506	17,302,506	—	—
White Mountains Insurance Group, Ltd.	1,613,269	1,613,269	—	—
Self-directed brokerage accounts	769,870	769,870	—	—
Common/collective trust	4,514,496	—	4,514,496	—

Total assets at fair value	$24,200,141	$19,685,645	$4,514,496	$—

Total assets at fair value in the table above equal total investments as shown on the statements of net assets available for benefits, excluding cash of $5,585.

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

5.     Reconciliation of Financial Statements to Form 5500

2010

Net assets available for benefits - end of year
Balance per financial statements	$27,615,286
Employer/participant contributions accrued for at year-end	(80,442)
Balance per Form 5500	$27,534,844

Net increase in net assets available for benefits
Balance per financial statements	$2,560,604
Employer/participant contributions accrued	6,027
Adjustment from contract value to fair value current year	334,586
Other	(4,812)
Balance per form 5500	$2,896,405

2009

Net assets available for benefits - end of year
Balance per financial statements	$25,054,682
Employer/participant contributions accrued for at year-end	(86,470)
Adjustment from fair value to contract value	(334,586)
Balance per Form 5500	$24,633,626

Net increase in net assets available for benefits
Balance per financial statements	$3,228,709
Employer/participant contributions accrued	788
Adjustment from fair value to contract value current year	402,339
Balance per form 5500	$3,631,836

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

6.              Related Party Transactions

Certain of the Plan assets are invested in mutual funds and collective trusts of Bank of America Merrill Lynch.  Bank of America Merrill Lynch owns an interest in Blackrock, Inc.  The Plan’s Trustee is a subsidiary of Bank of America Merrill Lynch and therefore transactions involving Bank of America Merrill Lynch and Blackrock, Inc. mutual funds and the collective trust qualify as party in interest transactions.

Transactions involving White Mountains common stock are also considered party in interest transactions.  Aggregate investment in White Mountains common stock at December 31, 2010 and 2009 were as follows:

Date	Number of Shares	Fair Value
2010	5,043	$1,692,541
2009	4,850	$1,613,269

All Plan expenses, including without limitation, expenses and fees (including fees for legal services rendered and fees to the Trustee) of the Plan Administrator, Investment Manager, Trustee, and any insurance company, shall be charged against and withdrawn from the Trust Fund; provided, however, the Company may pay any of such expenses.

7.              Subsequent Events

Effective January 1, 2011, the Company added new and enhanced features to the Plan.

New Plan features include (i) a discretionary Profit Sharing contribution based upon Company performance, (ii) a year-end true-up of Company matching funds, (iii) a Roth 401(k) contribution option, (iv) automatic enrollment of newly eligible employees, and (v) an automatic contribution increase feature.

Changes to existing Plan features include (i) the Company match being reduced from a maximum of 6% to 4% of eligible compensation, (ii) employee matching eligibility being accelerated from 1 year from date of hire to 30 days, (iii) immediate vesting of the Company match for new participants compared to the existing 5 year vesting schedule, and (iv) the ability of participants to contribute 100% of their compensation up to IRS Annual contribution limits (currently limited to 25 % for non-highly compensated employees and 12% for highly compensated employees).

Additionally, effective January 1, 2011, the assets of the White Mountains Holding Company Inc. Defined Contribution Pension Plan (“DC Pension Plan”) were merged with the Plan and employee account balances from the DC Pension Plan and were transferred into their 401(k) account as a separate source fund.  Effective February 1, 2011, the Company discontinued and removed the RPT from the Plan and replaced it with the Wells Fargo Stable Return Fund (Class K).  The RPT has terminated operations on February 28, 2011 and was liquidated on March 1, 2011 through an in-kind distribution to unit holders.  All Trust units were redeemed or exchanged at the net asset value per unit of $1.00, which terminated the Trust.

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

The above changes did not require an adjustment to the financial statements for the year ended December 31, 2010.

Subsequent events after the balance sheet date have been considered through June 23, 2011, the date that White Mountains Holding Company, Inc. 401(k) Savings and Investment Plan financial statements were filed with the SEC.

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Supplemental Data Required by the Department of Labor

Schedule H, Line 4(i) — Schedule of Assets (Held at End of Year)

December 31, 2010

	Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost**	Current Value
(a)	(b)	(c)	(d)	(e)

*	Bank of America Merrill Lynch Retirement Preservation Trust	Collective Trust		$5,034,958
*	BlackRock Global Alloc Instl	Registered Investment Company		2,806,810
	PIMCO Total Return Fund	Registered Investment Company		2,663,196
	American Funds Growth Fund of America	Registered Investment Company		2,438,617
*	Blackrock S&P 500 Index Fund	Registered Investment Company		2,219,951
	Davis New York Venture Fund Incorporated	Registered Investment Company		1,728,349
*	White Mountains Insurance Group, Ltd.	Common Stock		1,692,541
	Thornburg International Value Fund	Registered Investment Company		1,465,109
*	BlackRock Equity Dividend Inv A	Registered Investment Company		1,006,270
*	Columbia Small Cap Value Fund II	Registered Investment Company		938,132
	Self-Direct RCMA Option	Common Stock		852,290
	Perkins Mid Cap Value I	Registered Investment Company		743,342
	Invesco International Growth A	Registered Investment Company		595,230
	Invesco Global Real Estate A	Registered Investment Company		537,416
	Loomis Sayles Investment Grade Bond A	Registered Investment Company		532,464
	Wells Fargo Advantage Small Cap Val Instl	Registered Investment Company		488,283
	Other cash accounts	Other Assets		324,166
	Loomis Sayles Strategic Income Fund	Registered Investment Company		223,042
	Pioneer High Yield Fund Class A	Registered Investment Company		191,493
*	Columbia Acorn International Z	Registered Investment Company		180,603
	Lazard Emerging Markets Equity Instl	Registered Investment Company		176,352
	Dodge & Cox International Stock	Registered Investment Company		174,530
*	BlackRock US Opportunities Instl	Registered Investment Company		144,791
*	Columbia Small Cap Growth Z	Registered Investment Company		49,649
	Prospector Capital Appreciation	Registered Investment Company		10,589
	Prospector Opportunity	Registered Investment Company		10,585
	Delaware Corp Bond	Registered Investment Company		1,366
				$27,230,124

*	Notes Receivable from Participants	Participant Loans 4.25% - 9.25%		$304,719

*   Denotes Party-in-interest

** Cost is omitted for participant-directed investments